Etsy, Inc. Reports First Quarter 2024 Results
Brooklyn, NY - May 1, 2024 - Etsy, Inc. (NASDAQ: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, today announced results for its first quarter ended March 31, 2024.
“Our first quarter performance, while in line with our guidance, was pressured by the challenging environment for consumer discretionary products, which continues to be a headwind to Etsy marketplace growth,” said Josh Silverman, Etsy, Inc. Chief Executive Officer. “That said, we are encouraged by the meaningful progress we have made to improve customer experiences that we expect will drive buyer consideration and frequency over time, and we are working with focus and urgency to set the foundation to reignite Etsy marketplace growth. I’m confident that leaning into our differentiators to make Etsy even more Etsy will help ensure we stand out in the sea of sameness in e-commerce.”
First quarter 2024 performance highlights include:
•Consolidated GMS was $3.0 billion, down 3.7% year-over-year and down 4.1% on a currency-neutral basis. Headwinds to consolidated GMS included a still challenging macroeconomic environment that impacted consumer discretionary product spending, as well as a small headwind from the prior year divestiture of Elo7.
•Etsy marketplace GMS was $2.6 billion, down 5.3% year-over-year and down 5.6% on a currency-neutral basis.
◦Gift ModeTM is off to a solid start as one important component to drive awareness of Etsy as a destination for gift giving. In the first quarter, Etsy’s site-wide ‘Gifting’ GMS1 grew low single digits on a year-over-year basis, outperforming the Etsy marketplace’s overall growth and select U.S. online gifting ‘pure play’ peers2.
◦Active buyers increased 1.9% year-over-year to 91.6 million, largely flat on a sequential basis. United States active buyers grew slightly on a year-over-year basis for the third quarter in a row, and we continued to see healthy year-over-year growth in international active buyers.
◦We reactivated 6.3 million buyers, up 5.9% from the prior year period, and acquired 5.7 million new buyers. Our retention of active buyers increased modestly from the prior year and remains above pre-pandemic levels on a trailing twelve month basis.
◦While GMS per active buyer on a trailing twelve month basis for the Etsy marketplace declined 3.5% year-over-year to $125 in the first quarter, trends in this metric continued to show signs of stabilization on a sequential basis.
◦Our number of habitual buyers was 7 million, down 2.9% year-over-year, although our retention rate of habitual buyers was slightly better compared to the fourth quarter of 2023 and on a year-over-year basis.
◦U.S. domestic GMS represented 52% of overall GMS and GMS ex-U.S. domestic was 48% of overall GMS.
•Consolidated revenue was $646.0 million, up 0.8% versus the first quarter of 2023, with a take rate (i.e., consolidated revenue divided by consolidated GMS) of 21.6%. Our modestly positive revenue growth was primarily driven by growth in payments revenue, transaction fee revenue from Offsite Ads, and Etsy Ads.
•Consolidated net income was $63.0 million, down $11.5 million year-over-year. Consolidated net income margin (i.e., net income divided by revenue) was approximately 9.8% and diluted net income per share was $0.48.
•Consolidated non-GAAP Adjusted EBITDA was $167.9 million, with consolidated non-GAAP Adjusted EBITDA margin (i.e., consolidated non-GAAP Adjusted EBITDA divided by consolidated revenue) of approximately 26.0%.
•Etsy ended the first quarter with $1.1 billion in cash and cash equivalents and short- and long-term investments. Under Etsy’s stock repurchase program, during the first quarter of 2024 Etsy repurchased an aggregate of approximately $158 million, or 2.2 million shares, of its common stock. These shares were purchased pursuant to a 10b5-1 plan or in open market purchases.

1Etsy Gifting GMS: Estimate based upon word ‘gift’ in the listing title, shipped with a gift message, or other signal the item was purchased as a gift.
2Source: Consumer Edge spend data from sampling of credit card transactions from online ‘gifting’ peers Zola, Zazzle, Minted, Uncommon Goods, Hallmark, and Mark and Graham.

“On a consolidated basis, our revenue outgrew GMS, and adjusted EBITDA margins were in line with expectations,” said Rachel Glaser, Chief Financial Officer. “We believe that our disciplined investment approach and sharp eye on cost management enable us to simultaneously invest in future growth while delivering on profitability. It is encouraging to see continued health in our Etsy marketplace active buyer metric during the first quarter, which remains at record levels - with further improvement in the U.S. and continued growth internationally on a year-over-year basis.”

First Quarter 2024 Financial Summary
(in thousands, except percentages; unaudited)

The financial results of Elo7 have been included in our consolidated financial results for the prior year period, as Elo7 was sold on August 10, 2023. The unaudited GAAP and non-GAAP financial measures and key operating metrics we use are:

	Three Months Ended March 31,		% (Decline) Growth Y/Y
	2024	2023
GMS (1)	$2,986,500	$3,101,358	(3.7)%
Revenue	$645,954	$640,877	0.8%
Marketplace revenue	$466,982	$467,516	(0.1)%
Services revenue	$178,972	$173,361	3.2%
Gross profit	$458,821	$445,424	3.0%
Operating expenses	$390,731	$367,225	6.4%
Net income	$63,004	$74,537	(15.5)%
Net income margin	9.8%	11.6%	(180)	bps
Adjusted EBITDA (Non-GAAP)	$167,935	$170,344	(1.4)%
Adjusted EBITDA margin (Non-GAAP)	26.0%	26.6%	(60)	bps

Active sellers (2)	9,131	7,942	15.0%
Active buyers (2)	96,392	95,526	0.9%
Percent GMS ex-U.S. domestic (1)	45%	45%	—	bps
(1)Consolidated GMS for the three months ended March 31, 2024 includes Etsy marketplace GMS of $2.6 billion. Percent GMS ex-U.S. domestic for the Etsy marketplace for the three months ended March 31, 2024 was 48%.
(2)Consolidated active sellers and active buyers includes Etsy marketplace active sellers and active buyers of 7.0 million and 91.6 million, respectively, as of March 31, 2024.

First Quarter 2024 Operating Highlights

Our “Right to Win” is centered on key elements that we believe make the Etsy marketplace a better place to shop and sell and, which, in turn, will bring more buyers, lead to increased frequency and size of purchases, and build trust in the Etsy marketplace. In 2024, we are focused on building buyer consideration by making it easier to ‘find the best stuff’ on Etsy, driving association that Etsy sellers offer great value, and making shopping on Etsy more reliable and dependable. Here are some of our key initiatives from the first quarter.
•We successfully launched Gift Mode, our interactive gift shopping experience that combines artificial intelligence (“AI”) and human curation to help shoppers find the perfect present. We are in early days of building out the Gift Mode customer experience, with important product launches slated for the second quarter and beyond.
•We made significant improvements to Search, including updates to our retrieval engines and ranking algorithms to better understand the context for a buyer’s search and the purchase mission they are on. We also improved user engagement, with recommendations based upon their short-term interests on Etsy web and app listing pages.
•We highlighted the great value Etsy has to offer, with discount-related signals continuing to drive significant GMS impact. We also introduced new functionality for sellers, such as a ‘Growth Page’ with customer insights they can use to inform actions to grow their business. For example, a new ‘earnings calculator’ was launched to assist sellers in understanding the various inputs that go into their profitability.
•In our efforts to improve reliability, our fulfillment team launched a new machine learning model aimed at reducing our estimate of United States Postal Service transit times by greater than one day. This initiative resulted in a nearly tripling of the percentage of eligible orders for which Etsy is able to show an estimated delivery date of seven days or less.
•We worked to continue to build trust in our marketplace with the introduction of a new seller set-up fee. This fee was part of an effort to strengthen our new shop onboarding process, which also includes testing enhanced identity verification. Tests indicated it resulted in an expected decrease in new shop openings and a significant decline in fraud attempts. Based upon this successful outcome, in early April we rolled out the fee in all eligible countries.

•We continued to enhance our Etsy Ads product line as we work to utilize more of our sellers’ advertising budgets and maintain strong return on ad spend. During the quarter, we refined Etsy Ads’ data retrieval engines to improve conversion predictions and the pace of ad spend throughout the day, which drove a meaningful increase in revenue and GMS. An ads module was added to the buyers’ shopping cart page on our website, which increased shop revenue delivered to sellers based upon their advertising spend.
•We continued to invest with discipline in our performance marketing channels, optimizing our core channel investments. We also continued to scale up our mid-funnel channels to diversify our channel portfolio mix: including paid social video, app download campaigns, and influencer marketing campaigns.
•We implemented full funnel marketing activations across all channels to create breakthrough messaging around gifting, including a Gift Mode brand campaign, which included our first-ever ‘Big Game’ football advertising, as well as promotions for our Home Refresh Sales event and for Valentine’s Day and other key gifting occasions.
Etsy recently published a series of blog posts on our Impact activities for 2023, as well as our goals, which can be found on the Etsy News page of our website.
•Reverb introduced a ‘second-pass’ machine learning-based ranking layer in Search that was a big step forward in helping buyers connect with the most relevant and high-quality listings on the marketplace. Reverb also implemented country flags on item cards in the E.U. and U.K. to help buyers find local inventory more easily, and highlighted call to actions to buyers on mobile and web which drove higher conversion. Reverb launched Thank You coupons, which, along with Direct Offers, allow sellers to more easily engage with buyers at multiple touch points on their shopping journey.
•Reverb continues to highlight affordability messaging and inspirational content designed to drive conversion, and is also showcasing savings and deals on the site to highlight the marketplace as an affordable place to buy music gear.
•Reverb introduced a video-first programming strategy for its marketing channels (such as YouTube, Instagram, and TikTok) - resulting in nearly 17 million organic video views in the first quarter across its social channels. Reverb also began developing integrated campaigns to grow and retain specific types of target customers, such as guitar or synth enthusiasts.

•Depop had its highest ever product development velocity in the first quarter of 2024 while maintaining a strong win rate. Its biggest wins were related to helping sellers set a fair price on their listings and making it easier for buyers to send reasonably priced offers to sellers. Depop also saw increased conversion from search improvements that rank listings by relevance and desirability.
•In order to empower sellers to increase their number of listings and make it easier for people to take their first step into secondhand, Depop removed selling fees for sellers based in the U.K. and introduced a buyer marketplace fee of up to 5% of the item purchase price plus a fixed amount of up to £1 on every purchase. This change was announced with a national digital and out-of-home campaign. The marketplace fee will support continued investment across the marketplace, e.g. Depop Protection, customer support, platform improvements and growing its community.
•Depop scaled its U.S. marketing efforts across the funnel, and saw increased returns from existing channels, as well as promising signals from their new campaign testing on streaming services.

Consolidated Q2 24 Financial Guidance and FY 24 Outlook

	Q2 24 Guidance	FY 24 Outlook
GMS
The year-over-year decline in consolidated Q2 24 GMS is expected to be similar to actual Q1 24 performance - with the downside being a mid-single-digit decline and the upside being the top end of a low single-digit decline.
With a range of potential outcomes for the full year, our current view suggests a modest acceleration in year-over-year consolidated GMS in the second half.
Take Rate	Similar to actual Q1 24 performance.	We expect revenue growth to outpace GMS growth; full year take-rate in line or ahead of present level.
Adjusted EBITDA Margin	Similar to actual Q1 24 performance.	We continue to expect to maintain very healthy margins, with consolidated Adjusted EBITDA margins for 2024 at least the same as the 2023 result.

Please note that our guidance assumes currency exchange rates remain unchanged at current levels.

With respect to our expectations under “Consolidated Q2 24 Financial Guidance and FY 24 Outlook” above, reconciliation of Adjusted EBITDA margin guidance to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity, and low visibility with respect to the charges excluded from Adjusted EBITDA; in particular, stock-based compensation expense, foreign exchange (gain) loss, interest and other non-operating income, net, provision for income taxes, acquisition, divestiture, and corporate structure-related expenses; and other non-recurring expenses.

Webcast and Conference Call Information
Etsy will host a video webcast conference call to discuss these results at 5:00 p.m. Eastern Time today, which will be live-streamed via our Investor Relations website (investors.etsy.com) under the Events section. A copy of the earnings call presentation will also be posted to our website.
A replay of the video webcast will be available through the same link following the conference call starting at 8:00 p.m. Eastern Time this evening, for at least three months thereafter.
About Etsy
Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. These marketplaces share a mission to “Keep Commerce Human,” and we’re committed to using the power of business and technology to strengthen communities and empower people. Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.
Etsy, Inc.’s “House of Brands” portfolio also includes fashion resale marketplace Depop, and musical instrument marketplace Reverb. Each Etsy, Inc. marketplace operates independently, while benefiting from shared expertise in product, marketing, technology, and customer support.
Etsy was founded in 2005 and is headquartered in Brooklyn, New York.
Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (blog.etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings, and public conference calls and webcasts.
Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations and ESG Engagement
ir@etsy.com
Media Relations Contact:
Sarah Marx, Director, Corporate Communications
press@etsy.com

Cautionary Statement Regarding Forward-Looking Statements
This press release contains or references forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements relating to our financial guidance for the second quarter of 2024 and outlook for the full year of 2024 and underlying assumptions; our ability to invest in future growth while delivering on profitability; our ability to build buyer consideration; our ability to reignite Etsy marketplace growth; and the impact of our “Right to Win” strategy and our product development and marketing goals. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “aim,” “anticipate,” “believe,” “could,” “enable,” “estimate,” “expect,” “goal,” “intend,” “may,” “outlook,” “plan,” “potential,” “target,” “will,” or similar expressions and derivative forms and/or the negatives of those words.
Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include: (1) the level of demand for our services or products sold in our marketplaces; (2) the importance to our success of the trustworthiness of our marketplaces and our ability to attract and retain active and engaged communities of buyers and sellers; (3) the fluctuation of our quarterly operating results; (4) our failure to meet our publicly announced guidance or other expectations; (5) any real or perceived inaccuracies in our operational metrics; (6) if we or our third-party providers are unable to protect against technology vulnerabilities, service interruptions, security breaches, or other cyber-related events; (7) our dependence on continued and unimpeded access to third-party services, platforms, and infrastructure; (8) macroeconomic events that are outside of our control; (9) operational and compliance risks related to our payments systems; (10) our ability to recruit and retain employees; (11) our ability to compete effectively; (12) enforcement of our marketplace policies; (13) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of sellers and buyers; (14) risks related to our environmental, social, and governance activities and disclosures; (15) our efforts to expand our operations outside of the United States; (16) acquisitions that may prove unsuccessful or divert management attention; (17) failure to deal effectively with fraud; (18) compliance with evolving regulations, including in the area of privacy and data protection; and (19) litigation and regulatory matters, including intellectual property claims. These and other risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent reports that we file with the Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, we cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur.
Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of March 31, 2024	As of December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$788,837	$914,323
Short-term investments	254,875	236,118
Accounts receivable, net	16,542	24,734
Prepaid and other current assets	104,633	129,884
Funds receivable and seller accounts	239,532	265,387
Total current assets	1,404,419	1,570,446
Property and equipment, net	241,875	249,794
Goodwill	137,894	138,377
Intangible assets, net	444,829	457,140
Deferred tax assets	141,012	137,776
Long-term investments	84,424	86,676
Other assets	43,218	45,191
Total assets	$2,497,671	$2,685,400
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$10,132	$29,920
Accrued expenses	262,518	353,553
Finance lease obligations—current	6,045	6,079
Funds payable and amounts due to sellers	239,532	265,387
Deferred revenue	13,869	14,635
Other current liabilities	33,025	41,207
Total current liabilities	565,121	710,781
Finance lease obligations—net of current portion	98,112	99,620
Deferred tax liabilities	11,023	13,192
Long-term debt, net	2,284,883	2,283,817
Other liabilities	122,293	121,705
Total liabilities	3,081,432	3,229,115
Total stockholders' deficit	(583,761)	(543,715)
Total liabilities and stockholders' deficit	$2,497,671	$2,685,400

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts; unaudited)

	Three Months Ended March 31,
	2024	2023
Revenue	$645,954	$640,877
Cost of revenue	187,133	195,453
Gross profit	458,821	445,424
Operating expenses:
Marketing	191,811	171,314
Product development	109,846	115,924
General and administrative	89,074	79,987
Total operating expenses	390,731	367,225
Income from operations	68,090	78,199
Other income, net	11,565	3,072
Income before income taxes	79,655	81,271
Provision for income taxes	(16,651)	(6,734)
Net income	$63,004	$74,537
Net income per share attributable to common stockholders:
Basic	$0.53	$0.60
Diluted	$0.48	$0.53
Weighted-average common shares outstanding:
Basic	118,440	124,337
Diluted	135,338	142,966

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities
Net income	$63,004	$74,537
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	70,683	68,683
Depreciation and amortization expense	26,846	23,172
Provision for expected credit losses	4,078	4,969
Deferred benefit for income taxes	(5,230)	(8,968)
Other non-cash (income) expense, net	(5,066)	3,512
Changes in operating assets and liabilities	(85,282)	(110,274)
Net cash provided by operating activities	69,033	55,631
Cash flows from investing activities
Purchases of property and equipment	(2,257)	(2,249)
Development of internal-use software	(7,456)	(5,957)
Purchases of investments	(142,359)	(116,896)
Sales and maturities of investments	126,966	89,005
Net cash used in investing activities	(25,106)	(36,097)
Cash flows from financing activities
Payment of tax obligations on vested equity awards	(5,936)	(9,194)
Repurchase of stock	(158,344)	(148,182)
Proceeds from exercise of stock options	2,252	3,005
Payment of debt issuance costs	—	(2,045)
Settlement of convertible senior notes	—	(45)
Payments on finance lease obligations	(1,548)	(1,575)
Other financing, net	562	(512)
Net cash used in financing activities	(163,014)	(158,548)
Effect of exchange rate changes on cash	(6,399)	4,532
Net decrease in cash, cash equivalents, and restricted cash	(125,486)	(134,482)
Cash, cash equivalents, and restricted cash at beginning of period	914,323	926,619
Cash, cash equivalents, and restricted cash at end of period	$788,837	$792,137

Currency-Neutral GMS Growth
We calculate currency-neutral GMS growth by translating current period GMS for goods sold that were listed in non-U.S. dollar currencies into U.S. dollars using prior year foreign currency exchange rates.
As reported and currency-neutral GMS decline for the periods presented below are as follows:

	Quarter-to-Date Period Ended
	As Reported	Currency-Neutral	FX Impact
March 31, 2024	(3.7)%	(4.1)%	0.4%
March 31, 2023	(4.6)%	(2.6)%	(2.0)%

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin
In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net income adjusted to exclude: interest and other non-operating income, net; provision for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange (gain) loss; acquisition, divestiture, and corporate structure-related expenses; and restructuring and other exit costs. We also provide Adjusted EBITDA margin, a non-GAAP financial measure that presents Adjusted EBITDA divided by revenue. Below is a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.
We have included Adjusted EBITDA and Adjusted EBITDA margin because they are key measures used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation, and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platforms.
We believe that Adjusted EBITDA and Adjusted EBITDA margin can provide useful measures for period-to-period comparisons of our business as they remove the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect interest and other non-operating income, net;
•Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not consider the impact of stock-based compensation expense;
•Adjusted EBITDA does not consider the impact of foreign exchange (gain) loss;
•Adjusted EBITDA does not reflect acquisition, divestiture, and corporate structure-related expenses;
•Adjusted EBITDA does not reflect restructuring and other exit costs; and
•other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, including net income, revenue, and our other GAAP results.

Reconciliation of Net Income to Adjusted EBITDA and the Calculation of Adjusted EBITDA Margin
(in thousands, except percentages; unaudited)

	Three Months Ended March 31,
	2024	2023
Net income	$63,004	$74,537
Excluding:
Interest and other non-operating income, net	(5,310)	(5,689)
Provision for income taxes	16,651	6,734
Depreciation and amortization	26,846	23,172
Stock-based compensation expense (1)	70,683	68,683
Foreign exchange (gain) loss	(6,255)	2,618
Acquisition, divestiture, and corporate structure-related expenses	1,898	289
Restructuring and other exit costs	418	—
Adjusted EBITDA	$167,935	$170,344
Divided by:
Revenue	$645,954	$640,877
Adjusted EBITDA margin	26.0%	26.6%
(1)Stock-based compensation expense included in the Condensed Consolidated Statements of Operations for the periods presented below is as follows:

	Three Months Ended March 31,
	2024	2023
Cost of revenue	$7,704	$7,246
Marketing	6,437	5,262
Product development	34,064	36,709
General and administrative	22,478	19,466
Stock-based compensation expense	$70,683	$68,683